Exhibit 99.1

AV Homes Reports Results for Fourth Quarter and Full Year 2017

Fourth Quarter 2017 Highlights - as compared to the prior year fourth quarter (unless otherwise noted)

•	Net new order value increased 22% to $177.8 million on a 25% increase in units
•	Homes delivered increased by 2% to 826 units
•	Average selling price for homes delivered increased 5% to $332,000 per home
•	Total revenue increased 7% to $280.8 million
•	Homebuilding revenue increased 7% to $274.3 million
•

Net loss of $23.5 million, or $1.05 per share, includes $32.5 million, or $1.44 per share, one-time charge related to the re-measurement of net deferred tax assets due to the enactment of the Tax Cuts and Jobs Act

•	Adjusted earnings per share, excluding the net deferred tax asset re-measurement charge was $0.40
•	Adjusted EBITDA increased 3% to $27.1 million
•	Communities with deliveries increased to 69 from 61 and selling communities increased to 61 from 58

Scottsdale, AZ (February 22, 2018) – AV Homes, Inc. (Nasdaq: AVHI), a developer and builder of residential communities in Florida, the Carolinas, Arizona and Texas, today announced results for its fourth quarter and year ended December 31, 2017.  Total revenue for the fourth quarter of 2017 increased 7% to $280.8 million from $261.7 million in the fourth quarter of 2016.  The net loss of $23.5 million, or $1.05 per share, in the fourth quarter of 2017 includes a one-time charge of $32.5 million, or $1.44 per share related to the re-measurement of the net deferred tax assets due to the enactment of the Tax Cuts and Jobs Act. Excluding this one-time charge, adjusted net income for the fourth quarter was $8.9 million, or $0.40 per share.  Net income and diluted income per share for the fourth quarter of 2016 was $17.1 million and $0.68 per share, respectively, and included only a nominal income tax provision due to the reversal of the valuation allowance of the deferred tax assets in 2016.  Adjusted EBITDA in the fourth quarter of 2017 increased to $27.1 million from $26.4 million in the fourth quarter of 2016.

“We are pleased with our strong fourth quarter results and the completion of another solid year of operating performance,” said Roger A. Cregg, President and Chief Executive Officer.   “With net new orders up 25%, homes delivered up 2%, homebuilding revenue up 7%, and improved operating leverage, we generated over $15 million of pre-tax income for the fourth quarter.”  Cregg continued, “The full year of 2017 was highlighted with increased market exposure to Raleigh, North Carolina, positioning AV Homes as one of the largest homebuilders in the Raleigh market, and entering the Dallas-Fort Worth, Texas market, further expanding our geographic footprint.”

The increase in total revenue was driven by volume increases due to a greater number of communities with deliveries and higher average selling prices due to price increases and improvements in the mix of homes sold.  During the fourth quarter of 2017, the Company delivered 826 homes, a 2% increase from the 808 homes delivered during the fourth quarter of 2016, and the average unit price per closing improved 5% to approximately $332,000 from approximately $317,000 in the fourth quarter of 2016.

Homebuilding gross margin was 16.7% in the fourth quarter of 2017 compared to 17.6% in the fourth quarter of 2016 with margin improvements in Arizona being more than offset by margin reductions in Florida and the Carolinas.  Homebuilding gross margin is inclusive of the impact associated with the expensing of previously capitalized interest of 2.6% in both 2017 and 2016.

Total SG&A expense as a percent of homebuilding revenue improved to 10.9% in the fourth quarter of 2017 from 11.1% in the fourth quarter of 2016.  Homebuilding SG&A expense as a percentage of homebuilding revenue was 9.5% in the fourth quarter of 2017, comparable to the fourth quarter of 2016.  Corporate general and administrative expenses as a percentage of homebuilding revenue improved to 1.4% in the fourth quarter of 2017 from 1.7% in the same period a year ago and includes a favorable $1.2 million reversal of an earn out accrual related to performance targets of a prior acquisition not being achieved.

The number of new housing contracts signed, net of cancellations, during the three months ended December 31, 2017 increased 24.9% to 537, compared to 430 units during the same period in 2016.  The increase in housing contracts was primarily attributable to the increase in selling communities to 61 from 58 and better absorption rates in Florida and Arizona.  The average sales price on contracts signed in the fourth quarter of 2017 decreased 2.1% to approximately $331,000 from approximately $338,000 in the fourth quarter of 2016 driven by the 2017 acquisition of Savvy Homes in the Carolinas, which targets the first time buyer segment in Raleigh.  The aggregate dollar value of the contracts signed during the fourth quarter increased 22.4% to $177.8 million, compared to $145.3 million during the same period one year ago.  The backlog value of homes under contract but not yet closed as of December 31, 2017 increased to $236.8 million on 724 units, compared to $236.2 million on 703 units as of December 31, 2016.

Results for the Year Ended December 31, 2017

Total revenue for the year ended December 31, 2017 increased 8.2% to $843.3 million from $779.3 million for the year ended December 31, 2016.  The net loss of $21.9 million, or $0.98 per share, in 2017 includes (i) a one-time charge of $32.5 million, or $1.44 per share related to the re-measurement of the net deferred tax assets due to the enactment of the Tax Cuts and Jobs Act and (ii) a $9.8 million, or $0.27 per share, charge from the extinguishment of debt related to the 2017 refinancing transaction. Excluding the one-time charges, adjusted net income was $16.6 million, or $0.74 per share. Net income and diluted earnings per share for the year ended December 31, 2016 was $147.1 million and $5.66 per share, respectively, and includes the favorable impact of the reversal of the valuation allowance on our deferred tax asset in the amount of $124.5 million, or $4.70 per share.  Excluding that one-time charge, adjusted net income was $25.6 million, or $0.96 per share. Adjusted EBITDA for the full year 2017 increased to $68.2 million from $67.9 million in 2016.

The increase in total revenue was driven by volume increases due to a greater number of communities with deliveries due to organic and acquisition-related growth, and higher average selling prices due to price increases and improvements in the mix of homes sold.  During the year ended December 31, 2017, the Company delivered 2,491 homes, a 1.1% increase from the 2,465 homes delivered during the year ended December 31, 2016, and the average unit price per closing improved 6.5% to approximately $330,000 from approximately $310,000 for the year ended December 31, 2016.

Homebuilding gross margin was 16.9% in 2017 compared to 18.1% in 2016.  Homebuilding gross margin is inclusive of the impact associated with the expensing of previously capitalized interest of 2.7% in both 2017 and 2016.

Total SG&A expense as a percent of homebuilding revenue improved to 12.9% for the year ended December 31, 2017 from 13.1% in 2016.  Homebuilding SG&A expense as a percentage of homebuilding revenue improved to 10.7% for the year ended December 31, 2017 compared to 11.0% in 2016.  The improvement was primarily due to the increased scale of the business in each of our divisions, which allows us to leverage the cost base.  Corporate general and administrative expenses as a percentage of homebuilding revenue was 2.2% for the year ended December 31, 2017, comparable to 2.1% in the same period a year ago.

The number of new housing contracts signed, net of cancellations, during the year ended December 31, 2017 increased 3.1% to 2,443, compared to 2,369 units during the same period in 2016.  The increase in housing contracts was across all geographic segments, but the largest increase was attributable to the Carolinas.  The average sales price on contracts signed during the year ended December 31, 2017 increased 2.8% to approximately $327,000 from approximately $318,000 in 2016.  The aggregate dollar value of the contracts signed during 2017 increased 5.9% to $798.3 million, compared to $753.9 million during the same period one year ago.

2018 Outlook

The Company issued the following expectations for its financial performance in 2018:

•	Communities with closings are expected to be approximately 75;
•	Closings are expected to increase 20% to approximately 3,000 units;
•	Average Selling Price (ASP) on homes closed is expected to increase 3% to approximately $340,000;
•	Homebuilding gross margin is expected to increase 100 bps to approximately 18%, inclusive of approximately 2.8% of previously capitalized interest cost;
•	SG&A is expected to improve 10 bps to approximately 12.8% of homebuilding revenue;
•	Interest expense is expected to be approximately $8 million;
•	Income from mortgage company joint venture is expected to be approximately $1 million;
•	Pre-tax income of approximately $48 million;
•	Effective tax rate is expected to be approximately 25%, with minimal cash taxes paid due to the NOL position;
•	Net income is expected to improve to approximately $36 million;
•	Adjusted EBITDA is expected to increase 30% to approximately $90 million.

“We begin 2018 with significant liquidity, positioning the company to take advantage of new community investments and potential acquisition opportunities to continue our long-term profitable growth strategy,” said Cregg.

The Company will hold a conference call and webcast on Friday, February 23, 2018 to discuss its fourth quarter and full year financial results.  The conference call will begin at 8:30 a.m. EST.  The conference call can be accessed live over the telephone by dialing (877) 643-7158 or for international callers by dialing (914) 495-8565; please dial-in 10 minutes before the start of the call. A replay will be available on February 23, 2018 beginning at 11:30 a.m. EST and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the conference ID is 7778388. The telephonic replay will be available until March 2, 2018. The webcast, which can be accessed by going to the Investor Relations section of AV Homes’ website at www.avhomesinc.com, is accompanied by an Investor Presentation.  A replay of the original webcast will be available shortly after the call.

AV Homes, Inc. is engaged in homebuilding and community development in Florida, the Carolinas, Arizona and Texas. Its principal operations are conducted in the greater Orlando, Jacksonville, Charlotte, Raleigh, Phoenix and Dallas-Fort Worth markets. The Company builds communities that serve both active adults (55 years and older) as well as people of all ages. AV Homes common shares trade on NASDAQ under the symbol AVHI. For more information, visit www.avhomesinc.com.

This news release, the conference call, webcast and other related items contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements, involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the cyclical nature of the homebuilding industry and its dependence on broader economic conditions; availability and suitability of undeveloped land, partially developed land and improved lots; ability to develop communities within expected timeframes; fluctuations in interest rates; the availability of mortgage financing for homebuyers; changes in federal lending programs and other regulations; the potential impact of the Tax Cuts and Jobs Act on homebuyer demand; elimination or reduction of tax benefits associated with home ownership; the prices and supply of building materials and skilled labor; the availability and skill of subcontractors; effect of our expansion efforts on our cash flows and profitability; our ability to successfully integrate acquired businesses; competition for homebuyers, properties, financing, raw materials and skilled labor; our ability to access sufficient capital; our ability to generate sufficient cash to service our indebtedness and potential need for additional financing; terms of our financing documents that may restrict our operations and corporate actions; incurrence of additional debt; our ability to purchase outstanding notes upon certain fundamental changes; our ability to obtain additional letters of credit and surety bonds; cancellations of home sale orders; declines in home prices in our primary regions; inflation or deflation affecting homebuilding costs; warranty and construction defect claims; health and safety incidents in homebuilding activities; the seasonal nature of our business; impacts of weather conditions and natural disasters; resource shortages and rate fluctuations; value and costs related to our land and lot inventory; overall market supply and demand for new homes; our ability to recover our costs in the event of reduced home sales; conflicts of interest involving our largest stockholder; contractual restrictions under a stockholders agreement with our largest stockholder; dependence on our senior management; effects of government regulation of development and homebuilding projects; costs of environmental compliance; increased regulation of the mortgage industry; the lack of sole decision-making authority and reliance on our co-venturer; development liabilities that may impose payment obligations on us; contingent liabilities that may affect our liquidity; our ability to utilize our deferred income tax asset; impact of environmental changes; dependence on digital technologies and potential interruptions; potential dilution related to future financing activities; and potential impairment of intangible assets; and other factors described in our most recent Annual Report on Form 10-K for and our other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov.  Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release, the conference call, the Investor Presentation and the webcast. AV Homes disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Investor Contact:

Mike Burnett

EVP, Chief Financial Officer

480-214-7408

m.burnett@avhomesinc.com

AV HOMES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues
Homebuilding	$274,348	$256,382	$821,616	$764,041
Amenity and other	4,424	2,864	17,061	11,698
Land sales	2,000	2,446	4,576	3,566
Total revenues	280,772	261,692	843,253	779,305

Expenses
Homebuilding cost of revenue	228,484	211,181	682,504	625,471
Amenity and other	3,775	3,091	14,838	11,148
Land sales	499	545	1,785	1,230
Total real estate expenses	232,758	214,817	699,127	637,849
Selling, general and administrative expenses	29,921	28,580	106,391	100,219
Interest income and other	(398)	(15)	(1,063)	(16)
Interest expense	3,471	814	10,618	3,667
Loss on extinguishment of debt	(24)	—	9,848	—
Total expenses	265,728	244,196	824,921	741,719

Income before income taxes	15,044	17,496	18,332	37,586
Income tax expense (benefit)	38,589	438	40,268	(109,521)
Net income (loss)	$(23,545)	$17,058	$(21,936)	$147,107

Basic earnings (loss) per share	$(1.05)	$0.77	$(0.98)	$6.58
Basic weighted average shares outstanding	22,509	22,175	22,493	22,346

Diluted earnings (loss) per share	$(1.05)	$0.68	$(0.98)	$5.66
Diluted weighted average shares outstanding	22,509	26,356	22,493	26,509

AV HOMES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$240,990	$67,792
Restricted cash	1,165	1,231
Receivables	13,702	10,827
Land and other inventories	603,851	584,408
Property and equipment, net	32,664	33,680
Prepaid expenses and other assets	17,117	12,753
Deferred tax assets, net	70,365	110,257
Goodwill	30,290	19,285
Total assets	$1,010,144	$840,233

Liabilities and Stockholders’ Equity

Liabilities
Accounts payable	$35,810	$37,387
Accrued and other liabilities	29,193	34,298
Customer deposits	9,507	9,979
Estimated development liability	31,556	32,102
Senior debt, net	472,108	275,660
Total liabilities	578,174	389,426

Stockholders’ equity
Common stock, par value $1 per share	22,475	22,624
Authorized: 50,000,000 shares
Issued: 22,474,821 shares as of December 31, 2017
22,623,506 shares as of December 31, 2016
Additional paid-in capital	404,859	401,558
Retained earnings	7,655	29,644
	434,989	453,826
Treasury stock, at cost, 110,874 shares as of December 31, 2017 and 2016, respectively	(3,019)	(3,019)
Total stockholders’ equity	431,970	450,807
Total liabilities and stockholders’ equity	$1,010,144	$840,233

AV HOMES, INC. AND SUBSIDIARIES

Unaudited Supplemental Information

(in thousands, except per share amounts)

The following table represents a reconciliation of the net income (loss) and weighted average shares outstanding for the calculation of basic and diluted earnings (loss) per share for the three and twelve months ended December 31, 2017 and 2016:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Numerator:
Basic net income (loss)	$(23,545)	$17,058	$(21,936)	$147,107
Effect of dilutive securities	—	742	—	2,969
Diluted net income (loss)	$(23,545)	$17,800	$(21,936)	$150,076

Denominator:
Basic weighted average shares outstanding	22,509	22,175	22,493	22,346
Effect of dilutive securities	—	4,181	—	4,163
Diluted weighted average shares outstanding	22,509	26,356	22,493	26,509

Basic earnings (loss) per share	$(1.05)	$0.77	$(0.98)	$6.58
Diluted earnings (loss) per share	$(1.05)	$0.68	$(0.98)	$5.66

The following table provides a comparison of certain financial data related to our operations for the three and twelve months ended December 31, 2017 and 2016 (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Operating income:
Florida
Revenues:
Homebuilding	$132,082	$121,796	$363,477	$373,383
Amenity and other	4,424	2,864	17,061	11,698
Land sales	1,850	2,446	3,349	3,116
Total revenues	138,356	127,106	383,887	388,197
Expenses:
Homebuilding cost of revenue	104,042	95,327	287,415	291,372
Homebuilding selling, general and administrative	12,237	12,739	40,478	46,113
Amenity and other	3,749	3,084	14,749	11,062
Land sales	369	545	579	770
Segment operating income	$17,959	$15,411	$40,666	$38,880

Carolinas
Revenues:
Homebuilding	$91,813	$86,732	$306,068	$238,549
Land sales	150	—	1,042	265
Total revenues	91,963	86,732	307,110	238,814
Expenses:
Homebuilding cost of revenue	82,085	74,775	266,642	205,348
Homebuilding selling, general and administrative	9,490	7,282	32,444	22,807
Land sales	130	—	1,026	289
Segment operating income	$258	$4,675	$6,998	$10,370

Arizona
Revenues:
Homebuilding	$50,453	$47,854	$152,071	$152,109
Land sales	—	—	185	185
Total revenues	50,453	47,854	152,256	152,294
Expenses:
Homebuilding cost of revenue	42,357	41,079	128,447	128,751
Homebuilding selling, general and administrative	4,248	4,221	15,198	14,994
Amenity and other	26	7	89	86
Land sales	—	—	180	171
Segment operating income	$3,822	$2,547	$8,342	$8,292

Operating income	$22,039	$22,633	$56,006	$57,542

Unallocated income (expenses):
Interest income and other	398	15	1,063	16
Corporate general and administrative expenses	(3,946)	(4,338)	(18,271)	(16,305)
Loss on extinguishment of debt	24	—	(9,848)	—
Interest expense	(3,471)	(814)	(10,618)	(3,667)
Income before income taxes	15,044	17,496	18,332	37,586
Income tax expense (benefit)	38,589	438	40,268	(109,521)
Net income (loss)	$(23,545)	$17,058	$(21,936)	$147,107

Data from closings for the Florida, Carolinas and Arizona segments for the three and twelve months ended December 31, 2017 and 2016 is summarized as follows (dollars in thousands):

			Average
	Number		Price
Three Months Ended December 31,	of Units	Revenues	Per Unit
2017
Florida	438	$132,082	$302
Carolinas	246	91,813	373
Arizona	142	50,453	355
Total	826	$274,348	332

2016
Florida	428	$121,796	$285
Carolinas	233	86,732	372
Arizona	147	47,854	326
Total	808	$256,382	317

			Average
	Number		Price
Twelve Months Ended December 31,	of Units	Revenues	Per Unit
2017
Florida	1,232	$363,477	$295
Carolinas	815	306,068	376
Arizona	444	152,071	343
Total	2,491	$821,616	330

2016
Florida	1,332	$373,383	$280
Carolinas	646	238,549	369
Arizona	487	152,109	312
Total	2,465	$764,041	310

Data from contracts signed for the Florida, Carolinas and Arizona segments for the three and twelve months ended December 31, 2017 and 2016 is summarized as follows (dollars in thousands):

	Gross
	Number		Contracts		Average
	of Contracts		Signed, Net of	Dollar	Price Per
Three Months Ended December 31,	Signed	Cancellations	Cancellations	Value	Unit
2017
Florida	319	(35)	284	$86,008	$303
Carolinas	194	(23)	171	62,810	367
Arizona	103	(21)	82	29,002	354
Total	616	(79)	537	$177,820	331

2016
Florida	266	(52)	214	$61,834	$289
Carolinas	171	(21)	150	60,712	405
Arizona	94	(28)	66	22,730	344
Total	531	(101)	430	$145,276	338

	Gross
	Number		Contracts		Average
	of Contracts		Signed, Net of	Dollar	Price Per
Twelve Months Ended December 31,	Signed	Cancellations	Cancellations	Value	Unit
2017
Florida	1,397	(135)	1,262	$372,912	$295
Carolinas	860	(104)	756	279,250	369
Arizona	517	(92)	425	146,175	344
Total	2,774	(331)	2,443	$798,337	327

2016
Florida	1,511	(253)	1,258	$356,247	$283
Carolinas	762	(74)	688	261,539	380
Arizona	559	(136)	423	136,157	322
Total	2,832	(463)	2,369	$753,943	318

Backlog for the Florida, Carolinas and Arizona segments as of December 31, 2017 and 2016 is summarized as follows (dollars in thousands):

			Average
	Number	Dollar	Price
As of December 31,	of Units	Volume	Per Unit
2017
Florida	372	$111,059	$299
Carolinas	202	74,139	367
Arizona	150	51,561	344
Total	724	$236,759	327

2016
Florida	342	$100,184	$293
Carolinas	192	79,325	413
Arizona	169	56,731	336
Total	703	$236,240	336

Reconciliation of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

The following table represents a reconciliation of adjusted EBITDA for the three and twelve months ended December 31, 2017 and 2016, which is not a measure determined in accordance with U.S. generally accepted accounting principles (“GAAP”) (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income (loss)	$(23,545)	$17,058	$(21,936)	$147,107
Interest expense	3,471	814	10,618	3,667
Amortization of capitalized interest	6,997	6,753	22,271	20,766
Loss on extinguishment of debt	(24)	—	9,848	—
Income tax expense	38,589	438	40,268	(109,521)
Depreciation and amortization	878	907	3,849	3,499
Amortization of share-based compensation	778	466	3,312	2,377
Adjusted EBITDA	$27,144	$26,436	$68,230	$67,895

The following table represents a reconciliation of the outlook for adjusted EBITDA for the full year ending December 31, 2018, which is not a measure determined in accordance with U.S. GAAP (in millions):

Full Year
Outlook
2018
Net income	$36
Interest expense	8
Amortization of capitalized interest	28
Income tax expense	12
Depreciation and amortization	3
Amortization of share-based compensation	3
Adjusted EBITDA	$90

Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization and certain other adjustments including non-cash share-based compensation and loss on extinguishment of debt. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company’s financial statements compare its operations with those of its competitors. Although management finds adjusted EBITDA to be an important measure in conducting and evaluating the Company’s operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using adjusted EBITDA by using this non-GAAP measure only to supplement the Company’s GAAP results and outlook. Due to the limitations discussed, adjusted EBITDA should not be viewed in isolation, as it is not a substitute for GAAP measures.

Adjusted Earnings

Reported diluted earnings (loss) per share were $(1.05) and $0.68 for the three months ended December 31, 2017 and 2016, respectively, and were $(0.98) and $5.66 for the twelve months ended December 31, 2017 and 2016, respectively. During each period presented, we recorded certain adjustments that impacted our net income (loss) and diluted earnings (loss) per share. These items primarily consist of the following (in thousands, except per share amounts):

	Three Months Ended		Three Months Ended
	December 31, 2017		December 31, 2016
	Net income (loss)	Diluted Earnings (Loss) Per Share	Net income	Diluted Earnings Per Share
As reported	$(23,545)		$17,058
Effect of dilutive securities	—		742
Diluted net income (loss)	(23,545)	$(1.05)	17,800	$0.68
Remeasurement of deferred tax assets (lower federal tax rate)	32,484	1.44	—	—
Change in valuation allowance on deferred tax assets	—	—	(6,475)	(0.25)
Loss on extinguishment of debt, net of tax	(15)	—	—	—
As adjusted	$8,924	$0.40	$11,325	$0.43

	Twelve Months Ended		Twelve Months Ended
	December 31, 2017		December 31, 2016
	Net income (loss)	Diluted Earnings (Loss) Per Share	Net income	Diluted Earnings Per Share
As reported	$(21,936)		$147,107
Effect of dilutive securities	—		2,969
Diluted net income (loss)	(21,936)	$(0.98)	150,076	$5.66
Remeasurement of deferred tax assets (lower federal tax rate)	32,484	1.44	—	—
Change in valuation allowance on deferred tax assets	—	—	(124,525)	(4.70)
Loss on extinguishment of debt, net of tax	6,037	0.27	—	—
As adjusted	$16,585	$0.74	$25,551	$0.96

Note: Amounts in tables above may not foot due to rounding.

We believe that presenting adjusted net income and adjusted diluted earnings per share, which are not measures determined in accordance with U.S. GAAP, provides an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. Our definition of adjusted net income  and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.